UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2008

Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – The Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

Item 1.02    Termination of a Material Definitive Agreement

See the disclosures under Item 2.03 below above, which are incorporated herein by reference.

Section 2 – Financial Information

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a                     Registrant

On May 23, 2008, Teletouch Communications, Inc., a Delaware corporation (“Teletouch” or “Company”) completed negotiations and entered into binding agreements with the owners of six million (6,000,000) outstanding redeemable common stock warrants, which became redeemable by their terms and at the election of the holders for an aggregate amount of $3.0 million in December 2007 (the “GM Warrants”); those agreements provide in part for the payment by the Company of $1.5 million of the redemption amount currently, with monthly payment terms and a deferral of the payment of the balance (balloon payment) at eighteen months. In December of 2007, the holders of the GM Warrants indicated a desire to redeem the GM Warrants. Since that time the Company has been engaged in active negotiations with the warrant holders to conclude payment terms favorable to the Company, while separately attempting to secure a source of additional working capital to support operations and to fund the current portion of the GM Warrant redemptions, which it succeeded in doing on May 16, 2008 when it entered into a new asset based revolving credit facility providing for up to $5.0 million of total borrowing availability based on then available assets (the “Revolving Credit Facility”) with Thermo Credit, LLC, a Colorado limited liability company (the “Lender”). As of the date of this Current Report, approximately $4.5 million has been advanced to the Company under that facility. On February 26, 2008, Teletouch completed an amendment with the Lender to its existing accounts receivable factoring facility dated August 11, 2006 which, among other things, increased the accounts receivable purchase limits from $10.0 million to $15.0 million (the “Factoring Facility”). The Factoring Facility and the Revolving Credit Facility are collectively referred to as the “Thermo Agreements”.

In August 2006, in conjunction with the contribution of all of the equity securities of Progressive Concepts, Inc., a Texas corporation (“PCI”) to the Company, and the assumption by Teletouch’s parent company, TLL Partners, LLC, a Delaware limited liability company (“TLLP”), of all of the remaining senior debt of PCI, Teletouch entered into a Transaction Party Agreement (“TPA”) with PCI’s senior lender, Fortress Credit Corp. (“Fortress”), in return for Fortress’ agreement to release all liens against the assets of PCI. Under the TPA, Teletouch and PCI were prohibited from taking certain actions or effecting certain transactions absent the prior consent of Fortress. In order to complete the Thermo Agreements and to eliminate the need to seek further consents from Fortress, Teletouch entered into a Termination Agreement with Fortress on May 16, 2008 which among other things terminated the TPA in return for the payment of a one time fee to Fortress.

The series of transactions completed and the material terms and provisions of the operative agreements are discussed in further detail below.

Thermo Revolving Credit Facility

Teletouch, Teletouch Licenses, Inc., a Delaware corporation and wholly owned subsidiary of Teletouch (“TLI”), PCI (collectively Teletouch, TLI and PCI, the “Debtors”), on the one hand, and the Lender, on the other hand, executed a Loan and Security Agreement dated as of April 30, 2008 (the “Thermo Loan Agreement”), to secure the Revolving Credit Facility providing for initial availability of up to $5.0 million allowing the Debtors, on a consolidated basis, to obtain revolving credit loans from the Lender from time to time. Beginning November 30, 2008, the availability under the Thermo Loan Agreement is reduced monthly by an amount equal to the average principal balance outstanding for that month divided by sixty (60) (the “Monthly Step Down”). The purpose of the Revolving Credit Facility is to finance working capital, organizational and other similar needs of Teletouch, including, without limitation, the redemption of the GM Warrants, as discussed below.

In order to secure their repayment obligations under the Thermo Loan Agreement, the Debtors granted to the Lender a lien and a security interest in substantially all of the Debtors’ assets, properties, accounts, inventory, goods and the like. The Debtors also executed a promissory note dated as of the same date payable to the Lender in the original principal amount of $5.0 million (the “Thermo Note”). The Thermo Note provides for the monthly payment of interest only through October 31, 2008 and thereafter monthly payments equal to the sum of the Monthly Step Down amount plus any accrued interest are payable through April 30, 2010 at which date the remaining principal plus any accrued interest are due in full. At the $5.0 million maximum amount of borrowings under the Thermo Loan Agreement, the Monthly Step Down (principal payment) would be approximately $83,000 beginning in November 2008. The annual interest rate on the Thermo Note is the lesser of: (a) the maximum non-usurious rate of interest per annum permitted by applicable Louisiana law, or (b) the prime rate plus 8%.

In addition, the parties to the Thermo Loan Agreement executed an Escrow Agreement, also dated as of April 30, 2008 (the “Escrow Agreement”), under the terms of which the Thermo Loan Agreements were to be released and be effective upon satisfaction of several closing conditions, including, without limitation, the satisfaction of the conditions precedent under the Thermo Loan Agreement, the execution of the Loan Amendment (as defined below) and the Termination Agreement (as defined below) (the “Thermo Closing Conditions”).

The Thermo Loan Agreement, the Thermo Note and the Escrow Agreement are collectively referred to as the “Thermo Loan Documents”. The Thermo Loan Documents contain other terms and provisions customary for transaction documents of this nature. The foregoing is a summary of the terms and provisions of the Thermo Loan Documents and is qualified in its entirety by reference to such documents which are attached as exhibits to this filing.

Thermo Factoring and Security Agreement

As discussed in Teletouch’s Current Report on Form 8-K filed on August 17, 2006 (the “2006 8-K”), PCI entered into the Factoring Facility as secured by the Factoring and Security Agreement dated August 11, 2006 under which Thermo agreed to purchase accounts receivable of PCI up to an overall limit of $10.0 million in outstanding purchased accounts, providing for up to a total of approximately $8.4 million in total advances (the “Factoring and Security Agreement”). On May 31, 2007 the Factoring Facility was amended to provide for, among other items, (i) an increase to the gross amount of sold and uncollected accounts receivable to $13.0 million, thereby limiting outstanding cash advances to (i.e., not to exceed) $10.0 million; (ii) a fixed initial advance of 85% against purchased receivables (with the remainder held in reserve by Thermo until the receivable is collected) (iii) a one time 1.45% discount fee on the gross amount of purchased receivables; (iv) certain advances against in-process billings to customers under long term contracts at an initial advance rate of 80% of the value of such estimated future billings decreasing periodically to a 60% advance rate by June 2008 with a discount fee of 1.0% per month computed on the outstanding gross value of future billings purchased and; (v) the extension of the termination date to August 11, 2009 (the “First Amended Factoring Agreement”).

On February 26, 2008, Teletouch entered into a second amendment to the Factoring Facility to provide for, among other items, (i) an increase to the gross amount of sold and uncollected accounts receivable to $15.0 million with a continuance of the cash advance rate of 85%; (ii) a one time 1.05% discount fee on the gross amount of purchased receivables; (iii) a 0.95% monthly discount fee on the outstanding gross value of in-process billings that have been advanced against and; (iv) the extension of the termination date to February 26, 2010 (the “Second Amended Factoring Agreement”).

Teletouch anticipated closing the Revolving Credit Facility immediately following the completion of the Second Amended Factoring Agreement, but encountered delays in negotiating certain ancillary agreements necessary complete the transaction, as further discussed below. However, the full benefit of the Second Amended Factoring Agreement will not be realized by the Company until such time as it increases it business and is able to generate a sufficient level of receivables in order to maximize the cash advances under the available credit line of $15.0 million. As of the date of this Current Report and at the current advance rate levels and net of certain other reserves retained by Thermo, Teletouch has maximum cash availability under the Factoring Facility of approximately $12.0 million if sufficient receivables are available to be sold to Thermo. As of May 16, 2008, Teletouch had combined advances outstanding under the Factoring Facility of approximately $10.3 million against total gross value of purchased receivables and purchased future billings of $12.8 million (comprised of $6.9 million in advances against $8.3 million in gross purchased receivables and $3.4 million in advances against $4.5 million in gross purchased in-process billings).

The foregoing is a summary of the terms and provisions of the Factoring and Security Agreement as amended by the First and Second Amended Factoring Amendments and is qualified in its entirety by reference to such documents which are attached as exhibits to this filing.

The Termination Agreement and Ancillary Agreements

Prior to the date of this Current Report, both Teletouch and PCI were bound under the terms of the TPA entered into with Fortress in August 2006 as part of the transactions resulting in PCI becoming a wholly-owned subsidiary of Teletouch. As discussed in the 2006 8-K, prior to Teletouch’s acquisition of PCI, Fortress, agent for certain senior lenders to PCI, agreed to release the assets of PCI from any and all liens in exchange for (i) a $10.0 million cash repayment of outstanding debt balance and (ii) the assumption of the remaining debt by TLLP. At that time TLLP pledged all of its owned shares of Teletouch’s common stock as collateral against the debt. TLLP owns approximately 80% of the issued and outstanding shares of Teletouch Common Stock. The majority of the outstanding equity securities of TLLP, in turn, are owned directly or indirectly by Robert McMurrey, Chairman and CEO of Teletouch. In conjunction with the transactions in August 2006, Fortress also required that Teletouch and PCI enter into the TPA. Under the TPA, Teletouch and PCI were prohibited from taking certain actions or effecting certain transactions absent the prior consent of Fortress. Any default under the TPA would have triggered provisions of the TPA that would have allowed Fortress to reinstate all of the liens and security interests previously granted by PCI to Fortress (the “spring-back provisions”).

The TPA among other things precluded Teletouch from increasing the amount of funds that could be borrowed under its debt facilities. In order to close the Thermo Agreements and to release Teletouch and PCI from the restrictions imposed under the TPA, Teletouch and PCI negotiated the termination of the TPA for a $2.0 million payment to Fortress. Teletouch, PCI and Fortress executed a Waiver, Release and Termination Agreement dated as of May 16, 2008 (the “Termination Agreement”), which, among other things, (i) irrevocably terminated the TPA, including the spring-back provisions in connection with the acquisition-related debt dating back to the 2006 restructuring, (ii) waived any event of default or breach by PCI or Teletouch under the TPA and (iii) permanently eliminated the consent rights conveyed to Fortress relating to transactions at Teletouch or PCI. The TPA did not contain any early termination penalties. As a result of the termination of the TPA, Teletouch was no longer required to seek consent from Fortress to enter the Thermo Loan nor will it be required to seek consent from Fortress for any future transactions. Furthermore, because the Termination Agreement removed the spring-back provisions, Teletouch will remove the contingent obligation represented by the debt owed by Teletouch’s parent to Fortress from its financial statements as of May 16, 2008. The Termination Agreement contained mutual releases and other provisions customary for agreements of this nature.

The foregoing is a summary of the terms and provisions of the Termination Agreement and is qualified in its entirety by reference to such document which is attached as an exhibit to this filing.

Ancillary Agreements with the TLLP Series A Preferred Unit Holders

Contemporaneously with the above-referenced transactions, TLLP’s Series A Preferred Unit holders consisting of Stratford Capital Partners, L.P., a Delaware limited partnership (“Stratford”), and Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”) (“Stratford” and “RRGC” collectively, the “Series A Holders”), agreed to, among other things, the payment made by Teletouch in conjunction with the Termination Agreement. During discussions with the Series A Holders, the Series A Holders had the explicit right to and requested that Teletouch remove any and all restrictions on the sale of their holdings of Teletouch’s common stock. The Series A Holders collectively own 4,350,000 shares of Teletouch’s common stock. The Board and management of Teletouch deemed it not to be in the best interests of Teletouch or its other shareholders to permit the sale of such a large block of its common stock at this time, or in the near future. Teletouch and the Series A Holders executed a Lockup Agreement dated as of May 16, 2008 (the “Lockup Agreement”) in exchange for a $270,000 cash payment. The Lockup Agreement restricts the Series A Holders’ from selling or otherwise transferring their securities of Teletouch for a period of eighteen (18) months following the effective date of the Lockup Agreement, however, sales of these securities under the terms of the Registration Rights Agreement (“RRA”, as further defined below) are exempt from the terms of the Lockup Agreement. The basic terms of the RRA permit both Stratford and RRGC, at their option, to “piggy-back” any sale of securities by Teletouch thereby providing for the sale of their securities in conjunction with any sold by Teletouch.

In addition, Teletouch and the Series A Holders agreed to amend the Registration Rights Agreement dated as of August 11, 2006 executed in connection with the 2006 restructuring (the “RRA”). Under this First Amendment to the Registration Rights Agreement dated as of May 16, 2008 (the “RRA Amendment”), Teletouch and the Series A Holders agreed, among other things, (i) to remove limitations on the Series A Holders’ rights to participate in any so-called “PIPE” private placement transaction for the sale of securities of and by Teletouch by extending them “piggy-back” registration rights in connection with such transactions and (ii) to extend the termination date of the RRA to August 11, 2012. The RRA Amendment contained additional terms and provisions customary for agreements of this nature.

The RRA Amendment and the Lockup Agreement also contain other provisions customary for agreements of this nature. The foregoing is a summary of the terms and provisions of such agreements and is qualified in its entirety by reference to such documents which are attached as exhibits to this filing.

Redemption of the GM Warrants

On May 23, 2008, definitive agreements were executed with each of the twelve (12) holders of the GM Warrants (the “Warrant Redemption Payment Agreements”). As of December 12, 2007, the 12 holders of the collective 6,000,000 outstanding GM Warrants (collectively, the “GM Warrant Holders”) have had the right to redeem these warrants for an aggregate amount of $3.0 million in cash or to convert these warrants into a aggregate amount of 6,000,000 shares of Teletouch’s common stock under the terms of their respective warrant agreements. The Warrant Redemption Payment provide for (i) an initial payment in the total amount of $1,500,000 payable on or before June 2, 2008, (ii) additional 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance at an annual interest rate of 12% beginning July 1, 2008, and (iii) a final single payment in the amount of $1,075,000 due December 1, 2009 (such payments collectively referred to as the “Payments”). The Payments will be divided among each of the GM Warrant Holders based on their proportionate ownership of the previously outstanding GM Warrants. Teletouch’s obligations to make such payments are evidenced by individual promissory notes (the “GM Promissory Notes”) to each of the GM Warrant Holders. In addition, Teletouch will be required to make accelerated payments to the GM Warrant Holders in the event of (i) a sale of Teletouch’s assets not in the ordinary course of its business, or (ii) a change of control. The negotiated agreement also contains certain events of default, mutual releases, covenants and other provisions which are customary for agreements of this nature.

The foregoing is a summary of the terms and provisions of the Warrant Redemption and Payment Agreements and the GM Promissory Notes and is qualified in its entirety by reference to a form of such documents which are attached as exhibits to this filing.

Though the foregoing series of dependent and related transactions, Teletouch was able to secure the additional working capital it needed for its operations and to permanently release itself from the restrictions and contingent liability imposed on it by Fortress under the TPA. These transactions, in conjunction with the successful restrictions imposed under the Lockup Agreement on Teletouch’s second largest block of outstanding securities, provides Teletouch with additional financial resources, authority and time to take the necessary steps toward growing the business, seeking out additional equity financing and enhancing value for its shareholders.

Section 3 – Securities and Trading Markets

Item 3.03	Material Modification to Rights of Security Holders.

See the disclosures under Item 2.03 above, which are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Loan and Security Agreement dated as of April 30, 2008

10.2	Promissory Note dated as of April 30, 2008

10.3	Escrow Agreement dated as of April 30, 2008.

10.4	Factoring and Security Agreement dated as of August 11, 2006

10.5	First Amendment to the Factoring and Security Amendment dated as of May 31, 2007

10.6	Second Amendment to the Factoring and Security Amendment dated as of February 26, 2008.

10.7	Waiver, Release and Termination Agreement dated as of May 16, 2008

10.8	Lockup Agreement dated as of May 16, 2008

10.9	First Amendment to Registration Rights Agreement dated as of May 16, 2008

10.10	Form of GM Warrant Redemption Payment Agreement

10.11	Form of GM Warrant Holder Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 27, 2008	By:	/s/ Thomas A. Hyde, Jr.
	Name:	Thomas A. Hyde, Jr.
	Title:	President & Chief Operating Officer